CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated April 26, 2018, for the Stringer Growth Fund and the Stringer Moderate Growth Fund, and to all references to our firm included in or made a part of this Post Effective Amendment No. 107 under the Securities Act of 1933 and Post-Effective Amendment No. 108 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-123290 and 811-21726), including the under the heading “Financial Highlights” in the Prospectus of the Stringer Growth Fund and Stringer Moderate Growth Fund.

We also hereby consent to the references to our firm as the “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Stringer Growth Fund and the Stringer Moderate Growth Fund.

Abington, Pennsylvania
June 22, 2018